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                                                                      EXHIBIT 12

                HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES

            COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
           TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS



                                                                                Year Ended December 31
                                                        ------------------------------------------------------------------------
                                                          1997            1996            1995            1994            1993
                                                        --------        --------        --------        --------        --------
Income from continuing operations                       $  767.1        $  650.0        $  412.3        $  434.1        $  406.4
Income taxes                                               391.9           358.1           295.3           252.0           236.6
                                                        --------        --------        --------        --------        --------
Income before income taxes                               1,159.0         1,008.1           707.6           686.1           643.0

Fixed charges:
  Interest expense (1)                                   1,863.0         1,727.9         1,675.9         1,330.2         1,166.1
  Interest portion of rentals (2)                           46.8            45.2            37.1            24.9            20.7
                                                        --------        --------        --------        --------        --------
Total fixed charges                                      1,909.8         1,773.1         1,713.0         1,355.1         1,186.8

Total earnings as defined                               $3,068.8        $2,781.2        $2,420.6        $2,041.2        $1,829.8
                                                        ========        ========        ========        ========        ========
Ratio of earnings to fixed charges                          1.61            1.57            1.41            1.51            1.54
                                                        ========        ========        ========        ========        ========
Preferred stock dividends (3)                           $   14.6        $   19.4        $   21.3        $   19.6        $   21.7
                                                        ========        ========        ========        ========        ========
Ratio of earnings to combined fixed
  charges and preferred stock dividends                     1.59            1.55            1.40            1.48            1.51
                                                        ========        ========        ========        ========        ========


(1) For financial statement purposes, these amounts are reduced for income earned on temporary investment of excess funds, generally resulting from over-subscriptions of commercial paper issuances.

(2) Represents one-third of rentals, which approximates the portion representing interest.

(3)  Preferred stock dividends are grossed up to their pre-tax equivalents.